EXHIBIT 21

mPhase Technologies India Private Limited, Bangalore, India

mPower Technologies, Inc., New Jersey

Always Ready, Inc., New Jersey

MEDDS, Inc., Wyoming

Microphase Telecommunications, Inc., Delaware

mPhase TV.net, Inc., Delaware

mPhase Television.Net, Inc., Connecticut